                                                                      EXHIBIT 12


CHESAPEAKE ENERGY CORPORATION
Preferred Stock Offering - 3,000,000 Shares
(In 000's)

                                                   Year       Year      Six Months    Year         Year        Year      Nine Months
                                                  Ended      Ended         Ended      Ended        Ended      Ended        Ended
                                                 June 30,   June 30,     Dec. 31,    Dec. 31,     Dec. 31,   Dec. 31,     Sept. 30,
                                                   1996       1997         1997        1998        1999        2000         2001
                                                 --------   --------    ----------   --------     --------   --------    -----------
RATIO OF EARNINGS TO FIXED CHARGES AND
   PREFERRED DIVIDENDS
        Income before income taxes and
           extraordinary item                     $36,209  $(180,330)    $(31,574)  $(920,520)     $35,030   $196,162     $369,400
        Interest                                   13,679     18,550       17,448      68,249       81,052     86,256       72,977
        Amortization of capitalized interest          234      8,771        4,386      12,240        1,047      1,226          930
        Bond discount amortization (A)                 --                      --                                               --
        Loan cost amortization                      1,288      1,455          794       2,516        3,338      3,669        2,871
                                                 --------   --------     --------    --------     --------   --------     --------
        Earnings                                   51,410   (151,554)      (8,947)   (837,515)     120,467    287,313      446,178

        Interest expense                           13,679     18,550       17,448      68,249       81,052     86,256       72,977
        Capitalized interest                        6,428     12,935        5,087       6,470        3,356      2,452        3,290
        Bond discount amortization (A)                 --         --           --          --           --         --           --
        Loan cost amortization                      1,288      1,455          794       2,516        3,338      3,669        2,871
        Preferred dividend requirements                --         --           --      12,077       16,711      8,484          728
        Ratio of income before provision
           for income taxes to net income (B)          --         --           --         N/A         1.05        N/A         1.67
                                                 --------   --------     --------    --------     --------   --------     --------
        Preferred dividends on a pretax basis          --         --           --      12,077       17,547      8,484        1,216
                                                 --------   --------     --------    --------     --------   --------     --------
        Fixed Charges and Preferred
           Dividends                              $21,395    $32,940      $23,329     $89,312     $105,293   $100,861      $80,354
        Ratio                                         2.4                                              1.1        2.8          5.6

        Insufficient coverage                         N/A     184494      32275.5     926,827          N/A        N/A          N/A

(A) Bond discount excluded since it is included in interest expense

(B) Represents income (loss) before income taxes and extraordinary item divided by income (loss) before extraordinary item, which adjusts dividends on preferred stock to a pre-tax basis


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